Exhibit 99.1

WEYCO REPORTS FOURTH QUARTER AND FULL YEAR 2025 RESULTS

Milwaukee, Wisconsin---March 3, 2026---Weyco Group, Inc. (NASDAQ: WEYS) (“we,” “our,” “us” and the “Company”) today announced financial results for the quarter and year ended December 31, 2025.

Fourth Quarter 2025 Overview

●	Net sales: $76.8 million (down 5% from $80.5 million in Q4 2024)
●	Gross earnings: 44.1% of net sales (compared to 47.9% of net sales in Q4 2024)
●	Earnings from operations: $10.2 million (down 12% compared to $11.5 million in Q4 2024)
●	Net earnings: $8.7 million (down 13% from $10.0 million in Q4 2024)
●	Diluted earnings per share: $0.91 (down from $1.04 in Q4 2024)

North American Wholesale Segment

Wholesale net sales were $56.7 million for the quarter, down 6% from $60.4 million in the fourth quarter of 2024. Sales were down due to lower shipping volumes, partially mitigated by our July 1, 2025 price increases. Sales of our Nunn Bush and Stacy Adams brands were both down 13% for the quarter, with sales volumes down across most trade channels amid ongoing uncertainty in the retail environment caused by tariffs and price increases. BOGS sales declined 6% for the quarter due to a reduction in pairs shipped, a reflection of continued softness in the seasonal footwear category, and Florsheim sales decreased 1% for the quarter.

Wholesale gross earnings as a percent of net sales were 37.2% and 42.4% in the fourth quarters of 2025 and 2024, respectively. Gross margins for the quarter were negatively impacted by incremental tariffs, as discussed below. Although selling price increases helped mitigate the effect of these tariffs, they did not fully offset the resulting costs, leading to margin erosion for the period. Wholesale selling and administrative expenses totaled $12.7 million, or 23% of net sales, for the quarter versus $16.7 million, or 28% of net sales, last year. The decreases were largely due to lower employee costs in 2025. Wholesale operating earnings totaled $8.4 million for the quarter, down 6% from $8.9 million in 2024, due to lower sales volumes and gross margins.

North American Retail Segment

Net sales in our retail segment, which were generated mainly through our e-commerce websites, totaled $13.3 million for the quarter, down 5% from $14.1 million in 2024. Fourth quarter 2025 sales were negatively impacted by an increase in sales reserves related to our e-commerce businesses.

Retail gross earnings as a percent of net sales were 64.3% and 65.0% in the fourth quarters of 2025 and 2024, respectively. Retail operating earnings totaled $1.9 million for the quarter and $2.5 million in last year’s fourth quarter. The decrease was primarily due to the sales reserve adjustment described above.

Other Operations

Other operations consist of our retail and wholesale businesses in Australia and South Africa (collectively, “Florsheim Australia”). Net sales of Florsheim Australia were $6.8 million in the fourth quarter of 2025, up 12% from $6.0 million in 2024. In local currency, Florsheim Australia’s net sales were up 11% for the quarter, driven by growth in both its wholesale and retail businesses. Florsheim Australia’s gross earnings as a percent of net sales were 61.5% and 62.5% in the fourth quarters of 2025 and 2024, respectively.  Its quarterly operating losses totaled $0.1 million in 2025 compared to operating earnings of $0.1 million for 2024.

Incremental Tariffs

In early 2025, the U.S. imposed reciprocal and retaliatory (“incremental”) tariffs on imported goods. Throughout 2025, incremental tariffs increased the cost of our products by 19% to 50%, resulting in gross margin compression.

On February 20, 2026, the U.S. Supreme Court ruled that the International Emergency Economic Powers Act (IEEPA) does not authorize the President to impose tariffs, invalidating the statutory basis for incremental tariffs enacted since February 2025. The matter has been remanded to the Court of International Trade for further proceedings, including issues relating to implementation and potential refunds. We paid approximately $16 million of incremental tariffs in 2025.  In December 2025, we filed a lawsuit seeking a refund for amounts paid in connection with the incremental tariffs imposed pursuant to IEEPA.

The President responded to the ruling by announcing the implementation of a 10% across-the-board tariff under a separate statutory authority. The Administration has indicated that rates could be increased, subject to statutory limits.  Certain other tariffs imposed under authorities independent of IEEPA remain in effect.  U.S. trade policies remain fluid and unpredictable, creating near-term gross margin uncertainty.  We have mitigation strategies in place and will continue to adjust as needed in response to future policy developments.

Full Year 2025 Overview

●	Net sales: $276.2 million (down 5% from $290.3 million in 2024)
●	Gross earnings: 43.2% of net sales (compared to 45.3% of net sales in 2024)
●	Earnings from operations: $29.2 million (down 20% compared to $36.6 million in 2024)
●	Effective tax rate: 28.0% (compared to 23.9% in 2024)
●	Net earnings: $23.1 million (down 24% from $30.3 million in 2024)
●	Diluted earnings per share: $2.41 (down from $3.16 in 2024)

North American Wholesale Segment

Wholesale net sales were $216.8 million in 2025, down 5% compared to sales of $227.9 million in 2024. Sales of our Florsheim brand were a record $92.0 million, up 2% over 2024, driven by increased sales of dress and hybrid footwear. Sales of the Nunn Bush, Stacy Adams, and BOGS brands were down 10%, 9% and 11%, respectively, for the year, a result of lower demand. Additionally, our major brands were adversely affected by a large customer who failed to timely adopt our new pricing structure in the third quarter of 2025, negatively impacting sales for the period.

Wholesale gross earnings as a percent of net sales were 37.5% in 2025 and 40.2% in 2024. Gross margins for the year were negatively impacted by incremental tariffs, discussed above. Wholesale selling and administrative expenses totaled $54.6 million for the year and $60.1 million last year. The decrease was largely due to lower employee costs. As a percent of net sales, wholesale selling and administrative expenses were 25% and 26% in 2025 and 2024, respectively. Wholesale operating earnings totaled $26.6 million for 2025, down 16% from $31.5 million in 2024, due to lower sales volumes and gross margins.

North American Retail Segment

Retail net sales were $35.7 million in 2025, down 8% from a record $38.7 million in 2024. The decrease was primarily due to lower direct-to-consumer sales of Florsheim, BOGS and Stacy Adams footwear. BOGS website sales were also impacted by fewer promotional activities in 2025.

Retail gross earnings as a percent of net sales were 65.7% and 65.9% in 2025 and 2024, respectively. Retail operating earnings totaled $3.3 million for 2025 and $5.3 million last year. The decrease was primarily due to lower sales volumes.

Other Operations

Florsheim Australia’s net sales remained relatively flat at $23.7 million and $23.6 million in 2025 and 2024, respectively. In local currency, Florsheim Australia’s net sales were up 2% for the year, driven by growth in its retail businesses. Florsheim Australia’s gross earnings as a percentage of net sales were 61.5% and 61.0% in 2025 and 2024, respectively.  Florsheim Australia generated operating losses totaling $0.7 million for 2025 and $0.2 million in 2024.

Provision for Income Taxes

Our effective tax rates for 2025 and 2024 were 28.0% and 23.9%, respectively. This year’s income tax provision included a charge to establish a valuation allowance on Florsheim Australia’s deferred tax assets. Last year’s tax provision was reduced due to deductions related to share-based compensation.

Dividend Declarations

On March 3, 2026, our Board of Directors declared a quarterly cash dividend of $0.27 per share to all shareholders of record on March 13, 2026, payable March 31, 2026.

“Florsheim was a bright spot in an otherwise challenging year, delivering its strongest annual wholesale sales performance to date, driven by continued momentum in the dress-shoe category,” stated Thomas W. Florsheim, Jr., Chairman and CEO. “In contrast, our other brands faced headwinds stemming from soft consumer demand and retailers’ cautious approach to inventory investment amid an unstable retail environment impacted by tariffs. Lower sales combined with incremental tariff costs pressured our margins for the period.  Despite these challenges, we are pleased to have maintained profitability through planned price increases and cost-management actions taken throughout the year. Entering 2026, we are prioritizing financial oversight and operational discipline to reposition our brands and business lines for renewed growth while protecting long-term profitability.”

Conference Call Details

Weyco Group will host a conference call on March 4, 2026, at 11:00 a.m. Eastern Time to discuss the fourth quarter and full year 2025 financial results in more detail. To participate in the call, you will first need to pre-register online. Pre-registration takes only a few minutes, and you may pre-register at any time, including up to and after the call start time. To pre-register, please go to: https://register-conf.media-server.com/register/BIe90904fd63374b8b963a8c1e79ea098c

The pre-registration process will provide the conference call phone number and a passcode required to enter the call. A replay will be available for one year beginning about two hours after the completion of the call at the following webcast link:

https://edge.media-server.com/mmc/p/sbfnjmm6. Alternatively, the replay will be available by visiting the investor relations section of Weyco Group’s website at www.weycogroup.com.

About Weyco Group

Weyco Group, Inc., designs and markets quality and innovative footwear principally for men, but also for women and children, under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, and BOGS. The Company’s products can be found in leading footwear, department, and specialty stores, as well as on e-commerce websites worldwide.  Weyco Group also operates Florsheim stores in the United States, Australia, and South Africa.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause our results to be materially different from the results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the uncertain impacts of U.S. trade and tariff policies – particularly incremental tariffs on goods sourced from China - which remain highly dynamic and unpredictable; the impact of inflation generally and, specifically, increases in our costs for materials, labor and other manufacturing inputs; a slow-down or contraction in the overall U.S. or Australian economies; our ability to successfully market and sell our products in a highly competitive industry and in view of changing and unpredictable consumer trends; the effect of unseasonable weather conditions on the demand for certain of our products; our ability to successfully procure our products from independent manufacturers on a timely basis; consumer acceptance of products and other factors affecting retail market conditions, changes in interest rates, the uncertain impact of the wars in Ukraine and Israel and the related economic and other sanctions imposed by the U.S. and European Union; and other factors detailed from time to time in our filings made with the Securities and Exchange Commission, including our annual report on Form 10-K filed on March 14, 2025, which are incorporated herein by reference. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, contact:

Judy Anderson

Vice President, Chief Financial Officer and Secretary

414-908-1833

WEYCO GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31,	December 31,
	2025	2024

	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$96,006	$70,963
Marketable securities, at amortized cost	1,425	852
Accounts receivable, net	38,899	37,464
Income tax receivable	—	1,086
Inventories	65,887	74,012
Prefunded dividend	—	21,579
Prepaid expenses and other current assets	3,218	3,435
Total current assets	205,435	209,391

Marketable securities, at amortized cost	3,460	5,529
Deferred income tax benefits	—	1,037
Property, plant and equipment, net	27,414	28,180
Operating lease right-of-use assets	10,257	10,504
Goodwill	12,317	12,317
Trademarks	32,868	32,868
Other assets	27,916	24,260
Total assets	$319,667	$324,086

LIABILITIES AND EQUITY:
Accounts payable	$11,198	$8,378
Dividend payable	21,385	21,579
Operating lease liabilities	4,354	4,033
Accrued liabilities	11,062	13,273
Accrued income tax payable	638	—
Total current liabilities	48,637	47,263

Deferred income tax liabilities	13,828	13,922
Long-term pension liability	10,787	9,888
Operating lease liabilities	6,437	7,034
Other long-term liabilities	410	394
Total liabilities	80,099	78,501

Common stock	9,532	9,643
Capital in excess of par value	73,967	72,577
Reinvested earnings	169,923	181,299
Accumulated other comprehensive loss	(13,854)	(17,934)
Total equity	239,568	245,585
Total liabilities and equity	$319,667	$324,086

WEYCO GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024

	(In thousands, except per share amounts)

Net sales	$76,797	$80,471	$276,169	$290,290
Cost of sales	42,955	41,947	156,941	158,765
Gross earnings	33,842	38,524	119,228	131,525

Selling and administrative expenses	23,649	26,985	90,056	94,911
Earnings from operations	10,193	11,539	29,172	36,614

Interest income	720	918	2,967	3,681
Interest expense	—	—	(2)	(15)
Other income (expense), net	24	(21)	(105)	(444)

Earnings before provision for income taxes	10,937	12,436	32,032	39,836

Provision for income taxes	2,244	2,436	8,954	9,516

Net earnings	$8,693	$10,000	$23,078	$30,320

Weighted average shares outstanding
Basic	9,420	9,514	9,472	9,455
Diluted	9,501	9,668	9,565	9,599

Earnings per share
Basic	$0.92	$1.06	$2.44	$3.21
Diluted	$0.91	$1.04	$2.41	$3.16

Cash dividends declared (per share)	$2.27	$2.26	$3.07	$3.03

WEYCO GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Year Ended December 31,
	2025	2024

	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$23,078	$30,320
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation	2,619	2,483
Amortization	262	264
Bad debt expense	78	110
Deferred income taxes	327	1,057
Net foreign currency transaction losses (gains)	13	(12)
Share-based compensation expense	1,683	1,450
Pension expense	291	962
Impairment of trademark	—	300
Loss on disposal of fixed assets	67	36
Increase in cash surrender value of life insurance	(841)	(738)
Changes in operating assets and liabilities -
Accounts receivable	(1,513)	1,780
Inventories	8,057	821
Prepaid expenses and other assets	384	3,250
Accounts payable	2,850	(419)
Accrued liabilities and other	(1,817)	(3,078)
Accrued income taxes	1,716	(857)
Net cash provided by operating activities	37,254	37,729

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities of marketable securities	1,125	215
Proceeds from sale of marketable securities	384	—
Purchases of property, plant and equipment	(1,751)	(1,386)
Net cash used for investing activities	(242)	(1,171)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(7,732)	(9,688)
Prefunded dividend	—	(21,579)
Shares purchased and retired	(5,268)	(586)
Net proceeds from stock options exercised	5	51
Taxes paid related to the net share settlement of equity awards	(231)	(419)
Net cash used for financing activities	(13,226)	(32,221)

Effect of exchange rate changes on cash and cash equivalents	1,257	(2,686)

Net increase in cash and cash equivalents	$25,043	$1,651

CASH AND CASH EQUIVALENTS at beginning of year	70,963	69,312

CASH AND CASH EQUIVALENTS at end of year	$96,006	$70,963

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$6,855	$9,401
Interest paid	$2	$15

NON-CASH FINANCING ACTIVITY:
Settlement of dividend payable with prefunded dividend	$21,579	$—